                                                                     Exhibit 4.6


[COMPASS BANK LOGO APPEARS HERE]



February 25, 1998

Roland L. Frautschi
Chief Financial Officer
333 Texas Street, Suite 1375
Shreveport, LA  71101-5319

Re: Credit Agreement by and between Patrick Petroleum Corporation of Michigan ("Borrower") and Compass Bank-Houston ("Lender"), dated as of August 16, 1995 (as subsequently amended, restated, or supplemented, the "Credit Agreement")

Dear Roland:

Effective December 31, 1997, Section 6.11 of the Credit Agreement shall be amended to read as follows:

        6.11 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $13,000,000 plus, for all fiscal quarters ending subsequent to December 31, 1997, 50% of positive Consolidated Net Income and 100% of all cash equity proceeds, net of expenses incurred in connection with the offering transaction.

Also effective as of December 31, 1997, the definition of "Debt Service" contained in Section 1.2 of the Credit Agreement shall be amended to read as follows:

        "Debt Service" shall mean, for any period and with respect to the Indebtedness of Goodrich on a consolidated basis, the sum of (a) all principal payments made during such period other than with respect to the Obligations plus (b) required principal payments made with respect to the Obligations.

The scope of these amendments is expressly limited to the matters addressed herein and these amendments shall not operate as a waiver of any past, present or future breach, Default, or Event of Default under the Agreement, except to the extent, if any, that any such breach, Default, or Event of Default is remedied by the effect to these amendments.

Note that all capitalized terms used herein but not defined shall have the meanings attributed thereto in the Credit Agreement.

Kindly acknowledge your agreement and acceptance of the above by signing and dating this document in the space provided on the following page.

Sincerely,


/s/ Dorothy Marchand Wilson
----------------------------
Dorthy Marchand Wilson
Senior Vice President


ACKNOWLEDGED AND ACCEPTED THIS 25TH DAY OF FEBRUARY, 1998:

By: /s/ Roland L. Frautschi
   -----------------------------
Name: Roland L. Frautschi
     ---------------------------
Title: Chief Financial Officer
      --------------------------
Date: 25 Feb 98
      --------------------------